Exhibit 99.2

Kraft Contacts:

Media

Investor Relations

Perry Yeatman

Chris Jakubik

847-646-4538	847-646-5494
Perry.Yeatman@kraft.com	Chris.Jakubik@kraft.com

KRAFT FOODS ANNOUNCES $0.4 BILLION FAVORABLE IMPACT
OF IRS TAX AUDIT RESOLUTION

REVISES FORECAST FOR DILUTED EARNINGS PER SHARE
TO A RANGE OF $1.55 TO $1.60, UP FROM
PREVIOUS RANGE OF $1.38 TO $1.43

NORTHFIELD, IL, March 16, 2006 – Kraft Foods Inc. (NYSE: KFT), a global leader in branded food and beverages, today announced the favorable impact of Altria Group, Inc.’s (“Altria”) resolution of an Internal Revenue Service tax audit covering
1996-1999.

Kraft files US federal taxes as part of the consolidated federal income tax return of Altria. Under the terms of Kraft’s Tax Sharing Agreement with Altria, Kraft pays all federal tax liabilities to Altria in cash. This week, the Internal Revenue Service concluded its examination of Altria’s consolidated tax returns for the years 1996-1999 and issued a final Revenue Agent’s Report. Altria and Kraft have agreed with this Report for all items relating to Kraft.

Consequently, Altria will reimburse Kraft in cash federal tax reserves of $337 million and pre-tax interest of $46 million ($29 million after tax). Kraft will also recognize net state tax reversals of $39 million, resulting in a total net earnings benefit of $405 million or $0.24 per diluted share.

As a result of this audit resolution and the earlier announcement today regarding the agreement to divest the Milk-Bone pet snacks brand and assets, Kraft is increasing its EPS guidance for 2006 by $0.17 per diluted share ($0.24 per diluted share for the audit resolution and $(0.07) per diluted share for the pet snacks divestiture), to $1.55 to $1.60, which includes $0.50 per diluted share of charges from Kraft’s restructuring program. Kraft’s discretionary cash flow guidance (operating cash less capital expenditures), including divestiture proceeds, is also increased to $3.4 billion, up from the previous estimate of $2.7 billion, to reflect the cash reimbursement from the audit resolution and the pet snacks divestiture proceeds.

Kraft Foods (NYSE:KFT) is the world’s second-largest food and beverage company. For more than 100 years, we’ve been dedicated to helping people around the world eat and live better. Hundreds of millions of times a day, in more than 150 countries, consumers reach for their favorite Kraft brands including Kraft cheeses and dinners, Jacobs, Gevalia and Maxwell House coffees, Oscar Mayer meats, DiGiorno pizzas, Oreo cookies, Ritz and Wheat Thins crackers and chips, Philadelphia cream cheese, Milka and Côte d’Or chocolates, Honey Bunches of Oats cereals, Good Seasons salad dressings and Tang refreshment beverages. Consumers also started adding our new products like Tassimo hot beverage system, South Beach Diet line and a growing range of better-for-you Sensible Solution products to their shopping baskets, continually expanding their list of Kraft favorites.

For more information on Kraft Foods, please visit our website at www.kraft.com.

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Forward-Looking Statements

This press release contains projections of future results and other forward-looking statements. One can identify these forward-looking statements by use of words such as “strategy,” “expects,” “plans,” “anticipates,” “believes,” “will,” “continues,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are based on the Company’s current assumptions and estimates and are subject to risks and uncertainties. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is hereby identifying important factors that could cause actual results and outcomes to differ materially from those contained in any forward-looking statement made by or on behalf of the Company. These factors include: (a) the effect on the Company of competition in its markets, changes in consumer preferences and demand for its products, including diet trends, changing prices for its raw materials and local economic and market conditions; (b) the Company’s continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios, to compete effectively with lower priced products in a consolidating environment at the retail and manufacturing levels and to improve productivity; (c) the Company’s ability to consummate and successfully integrate acquisitions and to realize the cost savings and improved asset utilization contemplated by its restructuring program; (d) the impact of gains or losses, or lost operating income, from the sale of businesses that are less of a strategic fit within the Company’s portfolio; (e) the effects of foreign economies, changes in tax requirements and currency movements; (f) fluctuations in levels of customer inventories and credit and other business risks related to the operations of the Company’s customers; (g) the Company’s access to credit markets, borrowing costs and credit ratings, which may in turn be influenced by the credit ratings of Altria Group, Inc.; (h) the Company’s benefit expense, which is subject to the investment performance of pension plan assets, interest rates and cost increases for medical benefits offered to employees and retirees; (i) the impact of recalls if products become adulterated or misbranded, liability if product consumption causes injury, ingredient disclosure and labeling laws and regulations, potential claims relating to false or deceptive advertising under consumer protection or other laws and the possibility that consumers could lose confidence in the safety and quality of certain food products; (j) consumer concerns regarding genetically modified organisms and the health implications of obesity and trans-fatty acids; and (k) potential short-term volatility in the trading volume and market price of the Company’s stock as a result of a spin-off of the Company from Altria Group, Inc. Developments in any of these areas could cause the Company’s results to differ materially from results that have been or may be projected by or on behalf of the Company. The Company cautions that the foregoing list of important factors is not exclusive. For additional information on these and other factors that could affect the Company’s forward-looking statements, see the Company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K and subsequent reports on Form 10-Q and 8-K. Any forward-looking statements in this press release are made as of the date hereof. The Company does not undertake to update any forward-looking statement.